Exhibit 21
LANCASTER COLONY CORPORATION AND SUBSIDIARIES
SUBSIDIARIES OF REGISTRANT

Name	Segment	State of Incorporation

T. Marzetti Company	Specialty Foods	Ohio
Flatout, Inc.*	Specialty Foods	Delaware
Marzetti Frozen Pasta, Inc.*	Specialty Foods	Iowa
New York Frozen Foods, Inc.*	Specialty Foods	Ohio
Sister Schubert’s Homemade Rolls, Inc.*	Specialty Foods	Alabama
The Quality Bakery Company, Inc.*	Specialty Foods	Ohio
All subsidiaries conduct their business under the names shown.
* Indicates indirect subsidiary